Exhibit 10.1

VOTING AGREEMENT

This VOTING AGREEMENT (this “Voting Agreement”) is made and entered into as of __________ __, 2026 by and among steute Industrial Controls, Inc., a Connecticut corporation (“Purchaser”) and the undersigned shareholder (the “Company Shareholder”) of Electro-Sensors, Inc., a Minnesota corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

A.       Concurrently with the execution of this Voting Agreement, Purchaser, Steute Burwell Inc., a Minnesota corporation (“Merger Sub”), the Company, and certain other representatives are entering into an Agreement and Plan of Merger (the “Merger Agreement”) that provides, among other things, that the Merger Sub shall be merged with and into the Company and the Company will continue as the surviving corporation and as a wholly owned subsidiary of Purchaser, in a transaction intended to qualify as a tax free reorganization under Sections 368(a)(1)(A) or 368(a)(2)(E) of the Internal Revenue Code (the “Merger”).

B.       The Company Shareholder is the record holder of such number of outstanding Shares (as defined below) of the Company Common Stock as is indicated on the final page of this Voting Agreement and the Company Shareholder is also the owner of options and restricted stock units entitling the Company Shareholder to receive Shares as is indicated on the final page of this Voting Agreement.

D.       As a material inducement to and condition precedent of Purchaser to enter into the Merger Agreement, Purchaser desires the Company Shareholder to agree, and the Company Shareholder does agree, to vote the Shares so as to facilitate consummation of the Merger.

E       Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions set forth herein, the parties hereto agree as follows:

1.	AgreementS RELATING TO Shares

1.1           Definitions. For the purposes of this Voting Agreement:

(a)             Shares. The term “Shares” means such number of shares of capital stock of the Company, including without limitation shares of the Company Common Stock, owned of record or beneficially by the Company Shareholder or over which the Company Shareholder exercises voting power as of the execution by the Company Shareholder of this Voting Agreement and all additional securities of capital stock of the Company (including without limitation all additional shares of the Company Common Stock) of which the Company Shareholder acquires ownership or voting power after the time that the Company Shareholder executes this Voting Agreement; which, when added to all other shares of capital stock of the Company, if any, beneficially owned by Purchaser or an affiliate or associate of Purchaser would not entitle Purchaser to exercise or direct the exercise of a new range of voting power within any of the ranges specified in Section 302A.671, subdivision 2, paragraph (d) of the Minnesota Business Corporation Act.

(b)            Transfer. The Company Shareholder shall be deemed to have effected a “Transfer” of a security if the Company Shareholder directly or indirectly: (i) sells, pledges, encumbers, transfers or disposes of, or grants an option with respect to, such security or any interest therein; or (ii) enters into an agreement or commitment providing for the sale, pledge, encumbrance, transfer or disposition of, or grant of an option with respect to, such security or any interest therein.

(c)             Other. For purposes of the definition of Shares, the terms “beneficial owner”, “beneficial ownership”, “affiliate” and “associate” shall have the meaning given such terms in Section 302A.011 of the Minnesota Business Corporation Act (“MBCA”).

1.2           Agreement to Vote Shares.

(a)             Voting of Shares. The Company Shareholder hereby covenants and agrees that, prior to the termination of the Company Shareholder’s obligations under this Section 1.2 pursuant to Section 4 hereof, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of the Company, however called, or in connection with any written consent of the shareholders of the Company, the Company Shareholder will appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Shares:

(i)              in favor of the approval and adoption of the Merger Agreement and the Merger and the other actions contemplated by or in furtherance of the Merger Agreement;

(ii)            in favor of any other proposals presented by the Company to its stockholders in connection with the transactions contemplated by the Merger Agreement;

(iii)          in favor of any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to adopt the Merger Agreement and approve the transactions contemplated thereby or there are not sufficient shares of capital stock of the Company represented to constitute a quorum necessary to conduct the business of the Company Shareholder Meeting;

(iv)          against any Alternative Acquisition Proposal or any of the transactions contemplated thereby;

(v)            against any action, proposal, transaction or agreement submitted to the Company’s shareholders for approval which could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of the Company under the Merger Agreement or of such Company Shareholder under this Voting Agreement; and

(vi)          against any action, proposal, transaction, or agreement submitted to the Company’s shareholders for approval that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the transactions or the fulfillment of the Company’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s certificate of incorporation or bylaws) except as required by the Merger Agreement as in effect on the date hereof.

(b)            Entitled To Vote. The Company Shareholder hereby agrees that such Company Shareholder’s Shares that are entitled to be voted shall be voted (or caused to be voted) as set forth in this Section 1.2 whether or not such Company Shareholder’s vote, consent or other approval is sought on only one or on any combination of the matters set forth in this Section 1.2 and at any time or at multiple times during the term of this Voting Agreement.

(c)            No Inconsistent Agreements. The Company Shareholder further agrees not to enter into any agreement or understanding with any person that would be inconsistent with or violate any provision in this Section 1.2. Notwithstanding any other provision in this Voting Agreement to the contrary, in no event shall this Voting Agreement constitute an acknowledgement by Purchaser that the execution and delivery by Purchaser or the Company Shareholder of this Voting Agreement results in Purchaser acquiring beneficial ownership of any of the Shares.

1.3           No Exercise of Dissenters’ Rights. The Company Shareholder hereby irrevocably and unconditionally waives and agrees not to exercise or assert, on its own behalf or on behalf of any other holder of capital stock of the Company, any appraisal rights, dissenters’ rights or similar rights solely with respect to the Merger as contemplated by the Merger Agreement as in effect on the date hereof related to the transactions that such Company Shareholder may have under applicable Law, including without limitation Sections 302A.471 and 301A.473 of the MBCA, in respect of such Company Shareholder’s Shares that may arise in connection with the transactions.

1.4           Transfer and Other Restrictions.

(a)            Certain Actions. Prior to the termination of the Company Shareholder’s obligations hereunder pursuant to Section 4 hereof, the Company Shareholder agrees not to, directly or indirectly:

(i)             offer for sale, Transfer or otherwise dispose of, or enter into any Contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, Transfer or other disposition of, any or all of the Shares or any interest therein except as provided in Section 1.4(b) below;

(ii)            grant any proxy or power of attorney with respect to the Shares, deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares other than in connection with this Voting Agreement; or

(iii)           take any other action that would make any representation or warranty of the Company Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Company Shareholder from performing his or its obligations under this Voting Agreement.

(b)            Certain Contracts. To the extent the Company Shareholder is, as of the date hereof, party to a Contract or agreement that requires the Company Shareholder to Transfer Shares to another person or entity, the Company Shareholder will not effect any such Transfer unless and until the transferee agrees to be bound by and executes an agreement in the form of this Voting Agreement with respect to the Shares to be Transferred. Nothing herein shall prohibit the Company Shareholder from exercising any option the Company Shareholder may hold or settlement of any restricted stock unit the Company Shareholder may hold, in each case in accordance with the terms of the option, provided that the securities acquired upon the exercise of an option or issued upon the vesting or settlement of restricted stock units will become subject to this Voting Agreement. Notwithstanding the foregoing, with the prior consent of Parent which will not be unreasonably withheld, delayed or denied, the Company Shareholder may Transfer Shares to an Affiliate or to immediate family members for bona fide estate planning purposes, provided that any such transferee executes a joinder agreeing to be bound by this Voting Agreement.

1.5            Cap on Number of Shares of Common Stock Subject to Voting Agreement. Notwithstanding any other provision of this Voting Agreement, in no event shall any provision of this Voting Agreement, individually or in combination with any other provision hereof or of the Merger Agreement, be interpreted to, nor shall any person be entitled to enforce this Voting Agreement in a manner so as to, give rise to a “control share acquisition” or “business combination” with an “interested shareholder” (as such terms are defined in the MBCA) for any purpose under the MBCA, and in the event of any determination that the foregoing would be the case, the terms of this Voting Agreement shall be deemed modified ab initio to the extent (and only to the extent) required to avoid such a control share acquisition or business combination. For the avoidance of doubt, in no event shall the aggregate amount of Shares subject to this Voting Agreement exceed 19.9% of the issued and outstanding Shares (as such percentage is calculated pursuant to Section 302A.011, Subd. 41 of the MBCA), and this Section 1.5 shall be deemed to release from the obligations under this Voting Agreement such number of Shares as may be necessary to cause such aggregate amount to not exceed such percentage.

1.6            Other Agreements.

(a)             Notice of Any Acquisition. The Company Shareholder agrees to notify promptly Purchaser of the number of any additional Shares of the Company Common Stock acquired by the Company Shareholder, if any, after the execution of this Voting Agreement.

(b)            No Solicitation. The Company Shareholder shall not, in such Company Shareholder’s capacity as a shareholder (and not as a director, officer, or fiduciary of the Company) and shall use its reasonable best efforts to cause its Affiliates and Representatives not to, directly or indirectly: (a) solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal; (b) furnish to any Person (other than to Parent or any designees of Parent) any non-public information relating to the Company or its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or its Subsidiaries (other than Parent or any designees of Parent), in any such case with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal; (c) participate or engage in discussions or negotiations with any Person with respect to any inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal; (d) approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal; (e) negotiate or enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Alternative Acquisition Proposal; or (f) authorize or commit to do any of the foregoing; provided, however, that nothing in this Section 1.6 shall prevent the Company Shareholder, in his or her capacity as a director or executive officer of the Company, from engaging in any activity permitted pursuant to Section 6.1 of the Merger Agreement.

1.7            Proxy. Solely in the event of a failure by, or the inability of, the Company Shareholder to act in accordance with such Company Shareholder’s obligations as to voting pursuant to Section 1.2, such Company Shareholder hereby irrevocably grants to and appoints Purchaser (and any designee thereof) as such Company Shareholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of the Company Shareholder, to represent, vote and otherwise act (by voting at any meeting of shareholders of the Company or otherwise) with respect to such Company Shareholder’s Shares solely to the extent necessary to effectuate the voting obligations expressly set forth in Section 1.2 until the termination of this Voting Agreement in accordance with its provisions, to the same extent and with the same effect as the Company Shareholder might or could do under applicable law, rules and regulations including, without limitation, MBCA Section 302A.671. The proxy granted pursuant to this Section 1.7 is coupled with an interest and is irrevocable. The Company Shareholder will take such further action and will execute such other instruments as may be necessary to effectuate the grant of this proxy. Notwithstanding the foregoing, this proxy shall terminate upon the termination of this Voting Agreement in accordance with Section 4.

1.8            Independent Action. The Company Shareholder hereby represents to, and covenants with, Purchaser that the Company Shareholder has entered into this Voting Agreement independently and not as part of any group, arrangement, or understanding with any other shareholder.

2.	Representations and Warranties of the Company Shareholder

2.1            Ownership. The Company Shareholder is the record and beneficial owner of, or the Company Shareholder exercises voting power over, the number of Shares of the Company Common Stock indicated on the final page of this Voting Agreement, which are free and clear of any Encumbrances. The number of Shares of Company Common Stock set forth on the final page hereto are the only Shares of capital stock of the Company owned of record or beneficially by the Company Shareholder and, except as set forth on such page and except for (i) the options to acquire the shares of capital stock set forth in the Merger Agreement and (ii) restricted stock units entitling the Company Shareholder to receive shares of capital stock upon vesting or settlement, the Company Shareholder holds no options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no other interest in or voting rights with respect to any securities of the Company.

2.2            Sole Right To Vote or Transfer. Except with respect to obligations under the Company’s certificate of incorporation and bylaws, each as amended from time to time and in effect to date, as applicable, the Company Shareholder has the sole right to Transfer, to vote (or cause to vote) and to direct (or cause to direct) the voting of such Company Shareholder’s Shares, and none of such Shares are subject to any voting trust or other Contract, arrangement or restriction with respect to the Transfer or the voting of such Shares(other than restrictions on transfer under applicable securities Laws), except as set forth in this Agreement.

2.3            Authorization; Due Execution.

(a)             Authorization. The Company Shareholder (i) if not a natural person, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and (ii) has the requisite corporate, company, partnership or other power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the terms hereof. The execution and delivery by the Company Shareholder of this Voting Agreement, the consummation by the Company Shareholder of the transactions contemplated hereby and the compliance by the Company Shareholder with the provisions hereof have been duly authorized by all necessary corporate, company, partnership or other action on the part of such the Company Shareholder, and no other corporate, company, partnership or other proceedings on the part of the Company Shareholder are necessary to authorize this Voting Agreement, to consummate the transactions contemplated hereby or to comply with the provisions hereof.

(b)            Due Execution. This Voting Agreement has been duly executed and delivered by the Company Shareholder, constitutes a valid and binding obligation of the Company Shareholder and, assuming due authorization, execution and delivery by the other parties hereto, is enforceable against the Company Shareholder in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

(c)             No Pending Actions. As of the date hereof, there is no Action pending against the Company Shareholder or, to the knowledge of the Company Shareholder, threatened against the Company Shareholder or any of its Subsidiaries or Affiliates, or any Order to which the Company Shareholder or any of its Subsidiaries or Affiliates is subject that would reasonably be expected to question the beneficial or record ownership of the Company Shareholder’s Shares, the validity of this Voting Agreement or the performance by the Company Shareholder of its obligations under this Voting Agreement.

(d)            Non-Contravention. The Company Shareholder’s execution and delivery of this Voting Agreement, the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in (i) any violation or breach of, or default (with or without notice or lapse of time, or both) under, any provision of the organizational documents of the Company Shareholder, if applicable, (ii) any violation or breach of, or default (with or without notice or lapse of time, or both) under any applicable Law or Order, in each case, applicable to the Company Shareholder or its properties or assets, or (iii) any violation or breach of, or default (with or without notice or lapse of time, or both) under any Contract, obligation or restriction of any kind to which such Company Shareholder is a party or by which such the Company Shareholder or the Company Shareholder’s assets are bound, except for any violation, breach or default that would not reasonably be expected to prevent or materially impair or delay the Company Shareholder’s performance of its obligations hereunder.

2.4            No Other Agreements. Except for this Voting Agreement, the Company Shareholder (i) has not entered into any voting agreement, voting trust or similar agreement or understanding with respect to any of the Company Shareholder’s Shares, and shall not enter into any other voting agreement, voting trust or similar agreement or understanding with respect to any of the Company Shareholder’s Shares, (ii) has not granted, and shall not grant at any time prior to the Expiration Date, a proxy, consent or power of attorney with respect to any of the Company Shareholder’s Shares (other than pursuant to Section 1.2), (iii) has not given, and shall not give, prior to the Expiration Date, any voting instructions or authorities in any manner inconsistent with Section 1 or Section 2, with respect to any of the Company Shareholder’s Shares, and (iv) has not taken and shall not take any action that would reasonably be expected to constitute a breach hereof or make any representation or warranty of the Company Shareholder contained herein untrue or incorrect in any material respect or have the effect of preventing the Company Shareholder from performing any of his, her, or its obligations under this Voting Agreement.

2.5            No Broker’s or Finder’s Fees. No broker,  investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by the Merger Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company Shareholder.

2.6            Information in Proxy Statement. None of the information relating to the Company Shareholder and his, her or its Affiliates provided by or on behalf of the Company Shareholder or his, her or its Affiliates for inclusion in the Proxy Statement will, at the respective times the Proxy Statement is filed with the SEC or is first published, sent or given to stockholders of the Company, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company Shareholder authorizes and agrees to permit Parent and the Company to publish and disclose in the Proxy Statement and related filings under the securities laws the Company Shareholder’s identity and ownership of Shares and the nature of his, her or its commitments, arrangements and understandings under this Agreement and any other information required by applicable Law.

3.	CONFIDENTIALITY; PUBLIC DISCLOSURE; FURTHER ASSURANCES

3.1            Confidentiality. From the date of this Voting Agreement until the termination of this Voting Agreement in accordance with Section 4, the Company Shareholder shall not, and shall cause its Affiliates to not, make any public announcements regarding this Voting Agreement, the Merger Agreement or the transactions contemplated hereby; provided, however, that nothing herein shall be deemed to prohibit such public announcement (i) that the Company and Parent mutually agree upon in writing or (ii) that is required by applicable Law, SEC rule or regulation (including the filing of a Schedule 13D (or amendment thereto) with the SEC, including this Voting Agreement as an exhibit thereto) or by obligations pursuant to any listing agreement with or continued listing standards of any national securities exchange.

3.2            Public Disclosure. The Company Shareholder hereby authorizes Parent and the Company to publish and disclose in any public filing made in connection with the Merger Agreement and the transactions contemplated thereby and in any other announcement or disclosure required or requested by applicable Law, such Company Shareholder’s identity and ownership of the Shares and the nature of such Company Shareholder’s obligations under this Voting Agreement and authorizes the Company and Parent to include this Voting Agreement as an exhibit to any filing required to be made by the Company with the SEC in connection with the Merger Agreement and the transactions contemplated thereby.

(a)             Further Assurances. From time to time and without additional consideration, each Company Shareholder’s shall execute and deliver, or cause to be executed and delivered, such additional instruments, and shall take such further actions, as the Company or Parent may reasonably request for the purpose of carrying out the intent of this Voting Agreement.

4.	Termination Of Obligations

This Voting Agreement shall terminate upon the earliest to occur of: (a) the Closing Date, (b) such date and time as the Merger Agreement shall be validly terminated in accordance with Section 7.1 of the Merger Agreement; provided, however, that if the Merger Agreement has been terminated in accordance with Section 7.1(b)(i), 7(b)(iii), or 7.1(d), and if Parent or Merger Sub thereafter continues actively pursuing the Company at a value equal to or greater than the Merger Consideration (as evidenced by a tender offer to Company shareholders or a public bid for the Company), then the Company Shareholder’s obligations under Section 1.2(a)(iv) shall survive any termination of this Voting Agreement pursuant to this clause (b) until September 30, 2026; (c) by written agreement of Parent and the Company Shareholder party hereto; and (d) with respect to the Company Shareholder, the delivery by the Company Shareholder of written notice to Parent of the Company Shareholder’s election, in its sole discretion, to terminate this Voting Agreement following any amendment or modification to the Merger Agreement as in effect on the date hereof that reduces the amount of the Merger Consideration, changes the form of any of the Merger Consideration or otherwise modifies the terms of the Merger Agreement in a manner that is materially adverse to the Company’s Shareholders as a whole (the first to occur of clauses (a) through (d), the “Expiration Date”). In the event of the termination of this Voting Agreement, this Voting Agreement shall forthwith become null and void (except the surviving obligations of the Company Shareholders referenced in clause (b) of the preceding sentence), there shall be no liability on the part of any of the parties, and all rights and obligations of each party hereto shall cease (except the surviving obligations of the Company Shareholders referenced in clause (b) of the preceding sentence); provided, however, that no such termination of this Agreement shall relieve any party hereto from any liability for any fraud or willful and material breach of any provision of this Voting Agreement prior to such termination.

5.	Miscellaneous

5.1            No Agreement as Director or Officer. The Company Shareholder does not make any agreement or enter any understanding in this Voting Agreement in the Company Shareholder’s capacity as a director or officer of the Company (if such Company Shareholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by the Company Shareholder in the Company Shareholder capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Voting Agreement; or (b) will be construed to prohibit, limit, or restrict the Company Shareholder from exercising its fiduciary duties as a director or officer of the Company to the Company or its stockholders.

5.2            Opportunity to Review. The Company Shareholder acknowledges receipt of the Merger Agreement and represents that he, she, or it has had (a) the opportunity to review, and has read, reviewed and understands, the terms and conditions of the Merger Agreement and this Voting Agreement, and (b) the opportunity to review and discuss the Merger Agreement, this Voting Agreement, the transactions contemplated by the Merger Agreement and the transactions contemplated hereby with his, her or its own advisors and legal counsel.

5.3            No Securityholder Litigation. The Company Shareholder agrees not to commence or participate in any Action in such Company Shareholder’s individual capacity resulting solely relating to the enforcement of this Voting Agreement; provided that nothing herein shall limit the right of the Company Shareholder to assert claims for fraud, willful misconduct, or breach of the Merger Agreement,

5.4            Severability. If any term, provision, covenant or restriction of this Voting Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Voting Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

5.5            Binding Effect and Assignment. This Voting Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Voting Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other. Any purported assignment in violation of this Section 5.5 shall be void.

5.6            Amendments and Modification. This Voting Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

5.7            Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given upon delivery either by commercial delivery service, or sent via facsimile (receipt confirmed), to the parties at the following address or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

If to Purchaser :

steute Industrial Controls, Inc.

c/o Battery Ventures
One Marina Park Drive

Suite 1100

Boston, MA 02210
Attn : Jesse Feldman

Email:jesse@battery.com

with a copy to:

TCF Law Group, PLLC

101 Federal Street

Suite 1900

Boston, MA 02110

Attn: Neil McLaughlin

Email: nmclaughlin@tcflaw.com

If to the Company Shareholder, to the address for notice set forth on the last page hereof.

Any party hereto may by notice so given provide and change its address for future notices hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above.

5.8            Governing Law; Disputes. This Voting Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Minnesota. In the event that the Company Shareholder makes a determination or assertion that some of or all of the shares of capital stock of the Company owned of record or beneficially by the Company Shareholder or over which the Company Shareholder exercises voting power as of the execution by the Company Shareholder of this Voting Agreement and all additional securities of capital stock the Company (including without limitation all additional shares of the Company Common Stock) of which the Company Shareholder acquires ownership or voting power after the time that the Company Shareholder executes this Voting Agreement (collectively, the “Company Shareholder’s Aggregate Shares”) are not Shares (i.e., such Company Shareholder’s Aggregate Shares would, when added to all other shares of capital stock of the Company, if any, beneficially owned by Purchaser or an affiliate or associate of Purchaser, entitle Purchaser to exercise or direct the exercise of a new range of voting power within any of the ranges specified in Section 302A.671, subdivision 2, paragraph (d) of the Minnesota Business Corporation Act), then the Company Shareholder shall promptly, in any event at least ten (10) business days prior to any shareholder meeting at which matters contemplated in Section 1.2 are to be voted, notify the Purchaser of such determination or assertion. In the event that Purchaser disputes such determination or determination, then the final determination of whether or not any or all of the Company Shareholder’s Aggregate Shares fall within the definition of “Shares” shall be made be a court of competent jurisdiction.

5.9            Entire Agreement. This Voting Agreement constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

5.10         Counterparts. This Voting Agreement may be executed in facsimile, pdf or other electronic means and in or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.11         Captions. The captions to sections of this Voting Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Voting Agreement.

In Witness Whereof, the parties hereto have caused this Voting Agreement to be executed by their duly authorized respective officers as of the date first above written.

STEUTE INDUSTRIAL CONTROLS, Inc.

By:
Name:	Martin Kunz
Title:	Authorized Person

the Company Shareholder:

Signature:

Printed Name:

the Company Shareholder’s Address for Notice:

Outstanding Shares of the Company Common Stock Beneficially Owned by the Company Shareholder:

Outstanding Options to Acquire Shares of Company Common Stock Owned by the Company Shareholder:

Outstanding Restricted Stock Units of the Company held by the Company Shareholder:

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